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                                                                     Exhibit 8.5
                   [Letterhead of Preston, Gates & Ellis LLP]

                                February 8, 2001

VoiceStream Wireless Corporation
12920 SE 38th Street
Bellevue, WA  98006


Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form F-4 of Deutsche Telekom AG, an aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Deutsche Telekom"), and the Registration Statement on Form S-4 of VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), (collectively, the "Joint Registration Statement"), including, among other things, the proxy statement of Powertel, Inc., a Delaware corporation ("Powertel"), relating to a proposed merger of a subsidiary of VoiceStream with and into Powertel (the "VoiceStream/Powertel Merger").

         The Joint Registration Statement sets forth our opinion in the section entitled "U.S. Federal and German Tax Consequences - U.S. Federal Income Tax Consequences of the VoiceStream/Powertel Merger to U.S. Holders of Powertel Common Shares."

         We hereby confirm our opinion and consent to the filing of this opinion with the Securities and Exchange Commission as exhibits to the Joint Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                  Very  truly yours,

                                  PRESTON GATES & ELLIS LLP



                                  By:  /s/ Charles H. Purcell
                                       ----------------------
                                       Charles H. Purcell